Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated December 1, 2015
Registration No. 333-203569

1 DECEMBER 2015 TM

2 Disclaimer PAVMED INC. (“PAVMED”) HAS FILED A REGISTRATION STATEMENT (INCLU DING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS PAVMED HAS FILED WITH THE SEC FOR MORE COMPL ETE INFORMATION ABOUT PAVMED AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SE C WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, PAVMED, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL A RRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1 - 866 - 430 - 7646 OR BY EMAIL AT RFF@PAVM.COM. THIS PRESENTATION CONTAINS “FORWARD - LOOKING STATEMENTS.” THESE FORWA RD - LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO D IFFER MATERIALLY FROM THE EXPECTED RESULTS. ACTUAL RESULTS MAY DIFFER FROM EXPECTATIONS, ESTIMATES AND PROJECTIONS AND, CONSEQUENTLY, YOU SHOULD NOT RELY ON THESE FORWARD LOOKING STATEMENTS AS PREDICTIONS OF FUTURE EVENTS. WORD S SUCH AS “EXPECT,” “ESTIMATE,” “PROJECT,” “BUDGET,” “FORECAST,” “ANTICIPATE,” “INTEND,” “PLAN,” “MAY,” “WILL,” “COUL D,” “SHOULD,” “BELIEVES,” “PREDICTS,” “POTENTIAL,” “CONTINUE,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUC H FORWARD - LOOKING STATEMENTS. PAVMED UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD - LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE: PAVMED’S ABILITY TO IMPLEMENT ITS BUSINESS PLAN; PAVMED’S ABILITY TO REGISTER AND PROTECT ITS INTELLECTUAL PROPERTY; OBTAINING THE NECESSARY FINANCING TO OPERATE ITS BUSINESS; LOSS OF KEY PERSONNEL; CHANGES IN ECONOMIC CONDITIONS GENERALLY; LEGISLATIVE AND REGULATORY CHANGES; AND THE DEGREE AND NATURE OF PAVMED’S COMPETITION. PAVMED MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL - INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN PAVMED AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN PAVMED . THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTIONS IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. PAVMED HAS NOT YET SOUGHT NOR RECEIVED CLEARANCE FROM THE FDA OR ANY OTHER REGULATORY AGENCY FOR ANY OF THE PRODUCTS DESCRIBED IN THIS PRESENTATION.

3 Company Overview

4 PAVmed Inc. PAVmed is an innovative multi - product medical device company, led by a team of entrepreneurs with a strong record of value creation, employing a proven capital and time efficient business model to advance an expanding pipeline of innovative products from concept to commercialization while dramatically enhancing and accelerating value creation .

5 An innovative multi - product medical device company Unique, proven business model ▪ Speed to market ▪ Highly capital efficient ▪ High - margin, high - impact products addressing unmet clinical needs in attractive markets Led by a team of accomplished medical device entrepreneurs with a strong record of value creation ▪ Previously successfully implemented its unique business model in four single - product companies ▪ Rapid creation of dramatic value with modest capital investment ▪ Two products cleared and commercialized, two products currently at FDA ▪ One company sold for $55M+ to a Nasdaq - listed public company Deep, expanding pipeline of innovative products covering a broad spectrum of clinical conditions and specialties ▪ Five lead products with market opportunities exceeding $4 billion ▪ Multiple near - term value creation opportunities with three products targeted to be commercialized in each of 2016 and 2017 ▪ Will expand through ongoing internal innovation and external partnership with academic medical centers, corporate strategic partners and acquisitions

6 Corporate Milestones Achieved Founded in June 2014 Raised ~$1,000,000 in seed capital Recruited world - class Board of Directors Recruited Medical Advisory Board, of renowned physician innovators across multiple clinical specialties Filed provisional patents for all lead projects and final patent applications for PortIO, NextCath and CarpX Completed landscape IP analysis of projects PortIO, Caldus, CarpX and NextCath Acquired and exercised the option to purchase two NextFlo patents and related patent applications Partnered with two leading medical device contract manufacturers and a mechanical and industrial design firm, who are aggressively working with company to advance all five lead projects to commercialization PortIO successfully advanced to design finalization, design validation process initated Caldus and CarpX successfully advanced through proof of concept, bench and organ/cadaver testing NextCath successfully advance through proof of concept and bench top testing NextFlo successfully advanced through proof of concept, working prototype in process Partnered with a leading regulatory consulting firm which has produced detailed regulatory opinions regarding FDA pathway and predicates for all five lead projects and has built the regulatory framework for 510(k) submission of PortIO In discussions with a large strategic partner and prestigious academic medical centers regarding sourcing additional projects for pipeline Raised approximately $1,250,000 in additional capital from the exercise of warrants

Leadership team with strong record of value creation

- Accomplished entrepreneurs who have worked together in medical device innovation and commercialization since founding Pavilion Holdings Group and Pavilion Medical Innovations



LISHAN AKLOG, MD
CHAIRMAN & CEO

HARVARD UNIVERSITY
- A.B. Physics, *magna cum laude*
- Phi Beta Kappa
- M.D., *cum laude*

HARVARD MEDICAL SCHOOL / BRIGHAM AND WOMEN'S HOSPITAL
- General Surgery Resident
- Cardiothoracic Surgery Resident
- Assistant Professor of Surgery
- Associate Surgeon

Mount Sinai / Mount Sinai School of Medicine
- Associate Chief of Cardiac Surgery
- Assistant Professor
- Director of Minimally Invasive Cardiac Surgery

Dignity Health. St. Joseph's Hospital and Medical Center
- Chair of the Cardiovascular Center
- Chief of Cardiovascular Surgery
- Associate Professor

PAVILION HOLDINGS GROUP / Pavilion medical innovations
- Founding Partner
- Chairman and CTO, Vortex Medical
- Senior Advisor, Director Saphena Medical, Kaleidoscope Medical and Cruzar Medsystems



MICHAEL GLENNON
VICE CHAIRMAN

University of New Hampshire
- B.A., Business Administration

STORZ / stryker / ORIGIN MEDSYSTEMS
- Endoscopy and Surgical Instrument Territory Sales Manager

GUIDANT
- Cardiac Surgery Territory and Regional Sales Manager
- CRM Sales Manager

Medtronic
- CRM District Sales Manager

accellent
- Senior Vice President, Sales and Marketing

PAVILION HOLDINGS GROUP / Pavilion medical innovations
- Founding Partner
- CEO, Vortex Medical, Saphena Medical and Cruzar Medical
- Senior Advisor, Director Kaleidoscope Medical



BRIAN DEGUZMAN, MD
CHIEF MEDICAL OFFICER

BOSTON COLLEGE
- B.S. Biology

Georgetown University
- M.D.

Hartford Hospital / UCONN
- General Surgery Resident

HARVARD MEDICAL SCHOOL / BRIGHAM AND WOMEN'S HOSPITAL
- Cardiac Surgery Research Fellow
- Cardiothoracic Surgery Resident

Cleveland Clinic
- Clinical Associate

Lahey Clinic / Tufts University
- Associate Surgeon
- Assistant Professor of Surgery

Dignity Health. St. Joseph's Hospital and Medical Center
- Associate Chief of Cardiovascular Surgery
- Assistant Professor of Surgery

PAVILION HOLDINGS GROUP / Pavilion medical innovations
- Founding Partner
- CMO, Vortex Medical
- CEO, Kaleidoscope Medical
- Senior Advisor, Director Saphena Medical and Cruzar Medsystems

PAVmed 7

Leadership team's prior track record of success

- At Pavilion Holdings Group the leadership team created four single-product companies which rapidly advanced their products towards commercialization creating significant value with modest capital investment.

COMPANY	PRODUCT	CAPITALIZATION		COMMERCIALIZATION TIMELINE	CURRENT STATUS
Vortex Medical	*ANGIOVAC™* Endovascular device to remove large clots and other undesirable intravascular material AngioVac	Mar 2008	$3.5M	24 months Company Founded FDA Submission FDA Clearance Commercial Launch	▪ Acquired by Angiodynamics (Nasdaq:ANGO) for $55M in guaranteed consideration in Oct. 2012
Saphena medical	*VENOPAX™* Next-generation endoscopic vessel harvest device for coronary bypass surgery 	Feb 2013	$3.0M		▪ Commercialized in Oct. 2014 ▪ 3rd generation device now being marketed across the United States ▪ Retained investment bank to evaluate acquisition overtures by large strategics
KALEIDOSCOPE	*KALEIDOSCOPE™* Novel reversible inferior vena caval filter 	Feb 2013	$1.5M		▪ Submitted to FDA for 510(k) clearance ▪ Evaluating acquisition overtures by large strategics
CRUZAR MEDSYSTEMS	*HOUDINI™* Novel chronic total occlusion device for use in peripheral vascular disease 	July 2013	$2.5M		▪ Anticipate FDA 510(k) clearance Dec 2015 ▪ Commercial launch Jan 2016

PAVmed
8

9 PAVmed builds on the leadership team’s prior success The leadership team created PAVmed to leverage their proven business model in a long - term multi - product company with access to seamless capital through the public capital markets. PAVmed’s structure enables it to retain the model’s tight focus on capital and time efficiency and the core elements which drive that efficiency, including limited infrastructure and low fixed costs, while taking advantage of the economies of scale and flexibility inherent in a multi - product company . An expanding pipeline of multiple innovative products means that the company’s success is not binary, it does not depend on the success or failure of a single product.

Lead products provide near-term value creation opportunities

PortIO


PAVmed

Long-term Implantable Vascular Access Device

Target Commercialization Q4-2016

CarpX



Percutaneous Device to Treat Carpal Tunnel Syndrome

Target Commercialization Q1-2017

Caldus



Disposable Tissue Ablation Devices including Renal Denervation

Target Commercialization Q2-2017, Q4-2017

NextCath



Self-Anchoring Short-Term Catheters

Target Commercialization Q4-2016

NextFlo



Highly Accurate Disposable Infusion Pump

Target Commercialization Q4-2016

PAVmed

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

10

11 The PAVmed Business Model

12 Proven record of delivering capital and time efficiency 0 12 24 36 48 60 Typical Company PAVmed Model Months T IME TO 510( K ) C LEARANCE $0 $10,000,000 $20,000,000 $30,000,000 Typical Company PAVmed Model Dollars C APITAL T O 510( K ) C LEARANCE * Typical Company data from Markower, et al. FDA Impact on US Medical Technology Innovation 2010

13 Project selection criteria drive commercial opportunity COMMERCIAL OPPORTUNITY High - Margin High - Impact UNMET CLINICAL NEED IN ATTRACTIVE MARKET TECHNOLOGY PROFILE REGULATORY PATHWAY REIMBURSEMENT PROFILE

14 Key business processes deliver capital and time efficiency CAPITAL AND TIME EFFICIENCY Maximize Value Creation LIGHT INFRASTRUCTURE/ LOW FIXED COSTS PARALLEL DEVELOPMENT PROCESSES OUTSOURCED BEST - IN - CLASS PROCESS EXPERTS RAPID COMMERCIALIZATION STRATEGY

15 Multi - product pipeline enhances value creation ENHANCED VALUE CREATION ECONOMIES OF SCALE FLEXIBLE, DYNAMIC ALLOCATION OF RESOURCES FLEXIBLE COMMERCIALIZATION STRATEGY NON - BINARY SUCCESS

16 Flexible commercialization s trategy accelerates value creation DIRECT SALES FORCE Call - point specific INDEPENDENT DISTRIBUTOR NETWORK Call - point specific REGULATORY CLEARANCE CORPORATE PARTNER Sales and Distribution A greement CORPORATE PARTNER Licensing agreement Acquisition of product Initiate commercialization ▪ Based on product’s unique market profile ▪ Rapid, iterative product development based on market feedback Accelerate revenue growth ▪ Expand marketing and professional education ▪ Leverage sales and marketing power of larger corporate partner, if available Remain Opportunistic To Maximize Value Creation ▪ Acquisition/licensing of product by corporate partner if terms attractive ▪ Build direct sales force if justified by commercial opportunity

17 Product Pipeline

Lead products provide near–term value creation opportunities

				COMMERCIALIZATION	
	PRODUCT	ADDRESSABLE MARKET	REGULATORY PATH	INITIAL CHANNEL	TARGET DATE
PortIO 	Long–term Implantable Vascular Access Devices	$500M/$50M	510(k)	Independent Distributors	Q4–2016
Caldus 	Disposable Tissue Ablation Devices	$200M/$100M	510(k)	Independent Distributors	Q2–2017
	Disposable Renal Denervation Devices	$5B/$1B	CE Mark / Emerging Markets	Independent Distributors	Q4–2017
CarpX 	Percutaneous Treatment of Carpal Tunnel Syndrome	$1.5B/$750M	510(k)	Independent Distributors	Q1–2017
NextCath 	Self–Anchoring Short–Term Catheters	$2B/$1B	510(k)	Corporate Distribution Agreement	Q4–2016
NextFlo 	Highly Accurate Disposable Infusion Pump	$500M	510(k)	Corporate Distribution Agreement	Q4–2016

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

PAVmed
18

Growing intellectual property portfolio

PRODUCT	INVENTORS	TITLE	NUMBER	DATE
PortIO 	Aklog, deGuzman and Orphanos	"Intraosseous Infusion Ports and Methods of Use"	Application# US62/0.79.266 US14940889 PCT/US15/60669	Filed 13-Nov-2014 13-Nov-2015 13-Nov-2015
Caldus 	Aklog and deGuzman	"Continuous Flow Balloon Catheter Systems and Methods of Use"	Application# 62/131.214	Filed 10-Mar-2015
	Aklog and deGuzman	"Continuous Flow Thermal Ablation Balloon Catheter Systems and Methods of Use"	Application# 62/131.217	Filed 10-Mar-2015
CarpX 	Aklog and deGuzman	"Systems and Methods for Percutaneous Division of Fibrous Structures"	Application# 62/086.950	Filed 03-Dec-2014
NextCath 	Aklog and deGuzman	"Self-Anchoring Catheters and Methods of Use"	Application# 62/085.838	Filed 01-Dec-2014
NextFlo 	Aklog, deGuzman, *et al*	"Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor"	U.S. Patent 8,622,976	Issued 07-Jan-2014
	Aklog, deGuzman, *et al*	"Systems and Methods for Infusion of Fluids Using Stored Potential Energy and a Variable Flow Resistor"	U.S. Patent 9,255,834	Issued 13-Oct-2015

PAVmed

*PAVmed has not yet sought nor received clearance from the FDA or any other regulatory agency for any of these products.

19

PortIO: Long-Term Implantable Vascular Access Device

MARKET OPPORTUNITY

Clinical
- Implantable vascular access devices for delivery of medications and other substances over weeks to months

Addressable Market
- Total: All implantable ports[1] ~$500M
  Immediate: Poor venous access patients ~$50M

Current Device Limitations
- Intravascular component prone to clotting and infection
- Occlusions requiring intervention (30%[2])
- Labor-intensive maintenance regimens (regular flushes)
- Surgical insertion/removal
- Requires radiographic confirmation
- Many patients with poor venous access

PAVMED SOLUTION

PortIO
- A novel, implantable intraosseous vascular access device
- No intravascular component

Less Invasive
- Near percutaneous insertion/removal

More Cost Effective
- Not prone to occlusions so does not need regular flushes
- No radiographic confirmation
- Shift procedures from OR to interventional suite or office

Fewer Complications
- Fewer occlusions and associated disruption of therapy
- Potential for fewer, less serious infectious complications

More Versatile
- Near limitless number of potential access sites including patients with occluded central veins


PAVmed

Development and Commercialization Milestone Targets

2015			2016				2017			
Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

- 510(k) Submission (Q1 2016)
- 510(k) Clearance (Q3 2016)
- Initial Commercialization – Independent Distributors (end of Q4 2016)
- Corporate Partner – Sales and Distribution Agreement (Q2 2017)

[1] iData Research Group, 2013
[2] Baskin, *et al.* Lancet 2009

PAVmed
20

Caldus: Disposable Tissue Ablation Devices including Renal Denervation

MARKET OPPORTUNITY

Clinical
- Ablation of pathologic soft tissues including tumors
- Renal denervation for refractory hypertension

Total/Immediate Addressable Market
- General soft tissue ablation ~$200M/$100M[1]
  Renal denervation ~$5B/$1B[2]

Current Device Limitations
- Expensive, difficult to maintain capital equipment (console) required to generate ablation energy
- Complex algorithms and other features necessary to achieve wide ablation field

PAVMED SOLUTION

Caldus
- Completely disposable tissue ablation devices including for renal denervation
- Direct thermal ablation using proprietary infusion device and continuous flow balloon catheter

More Cost Effective
- No capital and maintenance costs
- Lower procedural cost while maintaining margin
- Higher temperatures allow shorter ablation times

Expanded Market
- Lower distribution costs to OUS markets
- Attractive to emerging markets with limited resources to distribute and maintain capital equipment



90.1 °C ε 0.60
90.1



82.5 °C ε 0.60
90.0
FLIR
47.9

Development and Commercialization Milestone Targets

2015			2016				2017			
Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
				General 510(k) Submission	RND CE Mark Submission	General 510(k) Clearance	RND CE Mark Clearance	General US Commercialization		RND OUS Commercialization

[1] Transparency Market Research, 2014.
[2] Pimenta, *et al.* Circulation 2012:1594-96.

PAVmed
21

CarpX: Percutaneous Device to Treat Carpal Tunnel Syndrome

MARKET OPPORTUNITY

CLINICAL
- Carpal tunnel syndrome (CTS)
- Most common cumulative trauma disorder and occupational injury

ADDRESSABLE MARKET
- ~2 million patients and 350,000 surgeries annually[1]
- Total: All CTS patients $1.5B
  Immediate: Current Surgical Patients $750M

CURRENT DEVICE LIMITATIONS
- Invasive
- Requires surgical OR procedure
- Endoscopic procedures associated with higher complication rates and remains an invasive surgical procedure

PAVMED SOLUTION

CARPX
- Completely percutaneous device to treat CTS
- Tissue dissecting balloon with integrated cutting and sensing elements

LESS INVASIVE
- Truly percutaneous, no surgical incision or dissection
- Reduces pain and accelerates return to full activity

MORE COST EFFECTIVE
- Shifts procedures from OR to interventional suite/office
- Shortens procedural times

FEWER COMPLICATIONS
- Better nerve protection
- Greater lateral dissection may decrease recurrence rates

EXPANDED MARKET
- Benefits will lower threshold for intervention





DEVELOPMENT AND COMMERCIALIZATION MILESTONE TARGETS										
2015			2016				2017			
Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

510(k) Submission

510(k) Clearance

Initial Commercialization – Independent Distributors

[1] Concannon, Plastic and Reconstructive Surgery: 2000, 105:1662-1665.

PAVmed

22

NextCath: Self-Anchoring, Short-Term Catheters

MARKET OPPORTUNITY

CLINICAL
- Short-term catheters including peripheral venous catheters (PVC) and central venous catheters (CVC)

ADDRESSABLE MARKET[1]
- 90% of inpatients receive a PVC
- ~7 million patients receive a CVC annually
- Total: All short-term vascular catheters ~$2B
  Immediate: PVC's ~$1B

CURRENT DEVICE LIMITATIONS
- Catheter dislodgement leads to pain, increased costs and potentially more serious complications
- Monitoring catheter patency and security is labor intensive
- Separate catheter securement devices add complexity and cost to patient care

PAVMED SOLUTION

NEXTCATH
- Self-anchoring, short-term catheters
- Integrated semi-stiff helical portion
- Resists forceful dislodgement while allowing it to be advanced/withdrawn with gentle rotation
- Applicable to most, if not all, short-term catheters

MORE COST EFFECTIVE
- Eliminate need for costly catheter securement devices
- Decrease need for monitoring catheter security
- Decrease number of labor-intensive re-insertions

FEWER COMPLICATIONS
- More secure than traditional approaches
- Decreases complications associated with dislodgement
- Decreases endothelial trauma and thrombosis from by decreasing micro-motion





DEVELOPMENT AND COMMERCIALIZATION MILESTONE TARGETS

2015			2016				2017			
Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
			510(k) Submission		510(k) Clearance	Corporate Partner – Sales and Distribution Agreement				

[1] iData Research Group, 2013

PAVmed
23

NextFlo: Highly Accurate Disposable Infusion Pumps

MARKET OPPORTUNITY

CLINICAL

- Disposable infusion pumps (DIP)
- Increasing numbers receiving infusions outside hospital
- DIPs favored for home infusions because they are small, easy to conceal, enhance mobility

ADDRESSABLE MARKET

- Total/Immediate: DIPs for home use ~$500M

CURRENT DEVICE LIMITATIONS

- Highly inaccurate in actual use
- Susceptible to changes in operating conditions
- Safety profiles unsuitable for use with medications where flow accuracy is critical
- Numerous reports of complications and even deaths from infusions running too slow or too fast

PAVMED SOLUTION

NEXTFLO

- Highly accurate DIP using variable flow resistors
- Resistance varies inversely to driving pressure, maintaining constant flow
- Incapable of flowing above designated flow rate

FEWER COMPLICATIONS

- Prevents complications associated with infusions running too slow/fast

MORE COST EFFECTIVE

- Reduces or eliminates need for trained healthcare personnel to initiate or monitor infusion
- Decreases hospital stay by transitioning more infusions to outpatient setting

EXPANDS MARKET

- Broadens range DIP-administered medications









DEVELOPMENT AND COMMERCIALIZATION MILESTONE TARGETS

2015			2016				2017			
Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

510(k) Submission (2016 Q1)

510(k) Clearance (2016 Q3)

Corporate Partner – Sales and Distribution Agreement (2016 Q4)

[1]Transparency Market Research, 2014

PAVmed

24

25 The PAVmed Team

26 Experienced management team with record of value creation LISHAN AKLOG, MD Chairman and Chief Executive Officer • Co - founding Partner, Pavilion Holdings Group and Pavilion Medical Innovations • Former Chairman and Chief Technology Officer, Vortex Medical • Former Associate Professor, Chief of Cardiovascular Surgery and Cardiovascular Center Chair, St. Joseph’s Hospital and Medical Center, Phoenix Arizona • Former Assistant Professor of Cardiothoracic Surgery and Associate Chief of Cardiac Surgery, Mount Sinai Medical Center, New York • Former Assistant Professor of Surgery and Attending Cardiac Surgeon, Harvard Medical School and Brigham and Women’s Hospital MICHAEL GLENNON Vice Chairman • Co - founding Partner, Pavilion Holdings Group and Pavilion Medical Innovations • Chairman and Chief Executive Officer, Saphena Medical and Cruzar Medsystems • Former Chief Executive Officer, Vortex Medical • Former Senior Vice President, Accellent, Inc. • Former senior sales and marketing executive at multiple companies including Guidant and Medtronic BRIAN J. DEGUZMAN, MD Chief Medical Officer • Co - founding Partner, Pavilion Holdings Group and Pavilion Medical Innovations • Chief Executive Officer, Kaleidoscope Medical • Former Chief Medical Officer, Vortex Medical • Former Assistant Professor and Associate Chief of Cardiovascular Surgery, St. Joseph’s Hospital and Medical Center, Phoenix, Arizona • Former Assistant Professor of Surgery, Attending Cardiac Surgeon, Tufts University School of Medicine and Lahey Clinic RICHARD F. FITZGERALD Chief Financial Officer • Former Chief Financial Officer of Tech Precision Inc. (OTCQB:TPCS) • Former Chief Financial Officer of Nucleonics Inc. • Former Director of Corporate Development, Exelon Corporation, formerly PECO Energy, (NYSE:EXC) • Former Senior Manager, Audit and Transaction Services Group, Coopers & Lybrand (now PricewaterhouseCoopers) ORIGIN MEDSYSTEMS

27 Board of Directors with industry and capital markets experience LISHAN AKLOG, MD Chairman, Chief Executive Officer MICHAEL GLENNON Vice - Chairman RONALD M. SPARKS Director Nominating Committee Chair ▪ Former Healthcare Industry Executive, Avista Capital Partners ▪ Former Chairman and CEO, Navilyst, Inc. ▪ Former President and CEO, Accellent ▪ Former Division President, Smith & Nephew ▪ Led the commercialization of over 50 medical device products JAMES L. COX, MD Director ▪ Professor of Surgery Emeritus, Washington University School of Medicine ▪ Creator of the Cox - Maze procedure for atrial fibrillation ▪ Former President, American Association of Thoracic Surgery ▪ Instrumental in founding six medical device companies DAVID WEILD IV Director Audit Committee Chair ▪ Chairman and CEO, Weild & Co. ▪ Former Vice Chairman, NASDAQ ▪ Former Head of Corporate Finance, Prudential Securities ▪ Recognized expert on capital formation JOSHUA R. LAMSTEIN Director Compensation Committee Chair ▪ Partner and COO, HCFP ▪ Partner, KEC Ventures ▪ Former Co - Founder and COO, Soli Inc. ▪ Former positions in financial services firms including Apollo Advisers and Lehman Brothers IRA SCOTT GREENSPAN Director Senior Advisor ▪ Co - Managing Partner, HCFP ▪ Former Managing Partner HCFP/Brenner ▪ Former securities attorney and partner at major law firm ▪ Pioneering role in innovative corporate finance products and strategies for small and mid - market companies HCFP /Brenner

28 Multi - Specialty Medical Advisory Board of renowned physician innovators ALBERT CHIN MD ▪ Co - founding Partner and Chief Innovation Officer, Pavilion Medical Innovations ▪ Former Vice President of Research and Chief Innovation Officer, Maquet Cardiovascular/ Guidant Cardiac Surgery ▪ Inventor on 184 issued patents and of 12 commercialized products MARC GERDISCH MD ▪ Assistant Professor, Loyola University Medical Center ▪ Chief of Cardiovascular and Thoracic Surgery, Franciscan St. Francis Health Heart Center, Indianapolis ▪ Clinical innovator in heart valves and atrial fibrillation TIMOTHY MURPHY MD ▪ Professor of Diagnostic Imaging and Director of the Vascular Diseases Research Center, Warren Alpert Medical School of Brown University ▪ Former President, Society of Interventional Radiology ▪ Co - founder of four medical device companies TODD ROSENGARTM D ▪ Professor and Chairman, Debakey Department of Surgery, Baylor Medical College ▪ Professor of Heart and Vascular Disease and DeBakey - Bard Chair of Surgery, Texas Heart Institute ▪ Co - founder of five medical device and healthcare IT companies PHILLIP STIEG MD ▪ Professor and Chairman of Neurological Surgery, Weil Cornell Medical College ▪ Neurosurgeon - in - Chief and Chairman of Neurological Surgery, New York - Presbyterian Hospital ▪ Former President, Society of University Neurosurgeons ORIGIN MEDSYSTEMS

29 The Future of PAVmed

30 Expand pipeline in order to drive long - term growth Additional internal projects currently in conceptual phase addressing ▪ Extracorporeal circulation (ECMO) cannulas ▪ Left atrial access for transcatheter mitral intervention ▪ Endotracheal intubation ▪ Sleep apnea ▪ Laparoscopic hernia r epair C ompany has been solicited to partner on developing and commercializing products by : ▪ Individual clinician i nnovators ▪ Academic m edical center tech transfer offices and innovation centers ▪ Large c orporate p artners with orphan IP/product portfolio Licensing and acquisitions of new technologies ▪ Same criteria as internal projects

Abundant near-and long-term opportunities for value creation

2016 MILESTONES

- Complete lead product non-provisional patent applications
- PortIO FDA submission
- NextCath FDA submission
- NextFlo FDA submission
- PortIO FDA clearance and initial commercialization
- Caldus General FDA submission
- Caldus RND CE Mark submission
- CarpX FDA submission
- NextCath FDA clearance and initial commercialization
- NextFlo clearance and initial commercialization
- Expand patent portfolio
- Complete freedom to operate (FTO) analyses

VALUE CREATION

Rapidly advance lead projects to commercialization

- utilizing proven capital and time-efficient model

Execute commercialization strategy

- Build independent distributor networks
- Maximize value creation by leveraging corporate partners when appropriate

Expand pipeline

- Internal innovation engine
- Creative external partnerships with clinician innovators, institutions and corporate partners
- Acquisitions

PAVmed 31

32 Unique, Proven Business Model Broad, Expanding Pipeline of Innovative Products World - Class Board and Advisors Leadership Team with Strong Record of Value Creation PAVmed Investment Highlights INNOVATING AT THE SPEED OF LIFE TM TM